Exhibit 99.1

Dec 6, 2023

Company Name:	GNI Group Ltd.
Representative:	Director, Representative Executive Officer, President and CEO Ying Luo, PhD
(Security Code: 2160, TSE Growth)
Contact Person:	Chief Financial Officer Toshiya Kitagawa
(TEL. 03-6214-3600)

GNI Group Updates Other Income and Full Year 2023 Consolidated Earnings Forecasts

GNI Group Ltd., (TSE Growth security code: 2160, “the Company” or “the Group” or “we” including all the associated companies) today announced that the Group has updated the consolidated earnings forecast for the full-year 2023, which was published on November 6, 2023, as follows.

1)	Update of Other Income

In the transaction with Gyre Therapeutics, Inc. (“Gyre” and formerly named Catalyst Biosciences, Inc. or “CBIO”) previously disclosed on December 27, 2022, we transferred to CBIO the F351 rights held by the Group outside China. As consideration for the transfer, we received CBIO common and preferred stock. As a result of discussions, only the portion received in common stock has been recorded in other income.

Subsequently, as disclosed on October 31, 2023, all remaining transactions were successfully completed. On November 22, 2023, GNI USA irrevocably elected to convert 13,151 shares of Gyre Series X Convertible Preferred Stock, par value $0.001 per share, (“Convertible Preferred Stock”), which was obtained as consideration for the Group’s ex-China F351 rights, into 8,767,333 shares of Gyre common stock. Subject to the Gyre Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock, as amended, it is anticipated that 8,767,333 shares of Gyre common stock will be issued to GNI USA upon such conversion on January 22, 2024.  Accordingly, the Group has recognized a total of approximately ¥8,873 million in other income for the shares of common stock after the conversion at US$0.51 per share of common stock (US$7.65 per share after the 15:1 reverse stock split), which was the closing price of CBIO common stock on the Nasdaq Capital Market on October 30, 2023.

2)	Update of Forecast

1.	The differences between the previous and the updated 2023 consolidated earnings forecast for full-year 2023 (January 1, 2023 – December 31, 2023)

	Revenue	Operating profit	Profit before tax	Profit for the year	Profit attributable to owners of the parent	Basic earnings per share
	(JPY Million)	(JPY Million)	(JPY Million)	(JPY Million)	(JPY Million)	(JPY)
Previous Forecast (A)	26,267	7,280	6,430	4,351	2,005	42.20
Revised Forecast (B)	26,300	15,744	14,865	11,234	8,971	180.42
Difference (B-A)	33	8,464	8,435	6,883	6,966	-
Difference in ratio (%)	0.1%	116.3%	131.2%	158.2%	347.4%	-
(Reference) 2022 Actual	17,418	1,377	767	(868)	388	8.19

2.	Reasons for the differences

Due to the above update to Other Income, the Group recognizes ¥8,464 million in operating profit after deducting such expenses as legal fees. As a result of these factors, the profit items are expected to significantly exceed the full-year forecast announced on November 6, 2023, and we have now revised our full-year consolidated forecast. Please note that this revised forecast does not reflect the latest Gyre common stock valuation that is marked to market, which is under further discussions.

This material contains statements concerning the current plans, expectations and strategies of GNI Group Ltd. (“the Company”). Any statements contained herein that pertain to future operating performance and that are not historic facts are forward-looking statements. Forward-looking statements may include, but are not limited to, words such as “believe,” “plan,” “strategy,” “expect,” “forecast,” “possibility” and similar words that describe future operating activities, business performance, events or conditions. Forward-looking statements, whether spoken or written, are based on judgments made by the management of the Company, based on information that is currently available to it. As such, these forward-looking statements are subject to various risks and uncertainties, and actual business results may vary substantially from the forecasts expressed or implied in forward-looking statements. Consequently, investors are cautioned not to place undue reliance on forward-looking statements.

The information contained in this material does not constitute or form part of any offer for sale or subscription of or solicitation or invitation of any offer to buy or subscribe for any securities, nor shall it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Any decision to invest in or acquire securities of the Company must be based wholly on the information contained in the preliminary offering circular issued or to be issued by the Company in connection with any such offer and not on the contents hereof.